Exhibit 10.34.2

2004 Genworth Financial, Inc. Omnibus Incentive Plan

Nonemployee Director Awards

Deferred Stock Units – Terms and Conditions

The 2004 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) authorizes the Board of Directors to grant Awards under the Plan to Nonemployee Directors. The Board of Directors has approved a compensation program pursuant to which Nonemployee Directors are granted Deferred Stock Units (“DSUs”) from time to time as payment of part or all of their annual retainer. The DSUs are governed by the Plan and the following terms and conditions (together, the “Terms and Conditions”). The Terms and Conditions shall constitute the Award Agreement as required by the Plan.

Unless the context otherwise requires, capitalized terms used herein shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the Terms and Conditions and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of the Terms and Conditions.

1.	Grant. Nonemployee Directors shall be granted DSUs as of the end of each quarter of service as a member of the Board of Directors (the “Grant Date”). Each Nonemployee Director will be notified following each Grant Date regarding the number of DSUs that have been awarded. Each DSU represents the right to receive from the Company one Share of Class A Common Stock. The DSUs are fully vested as of the Grant Date.

2.	Dividend Equivalents. Until the grantee terminates service on the Board of Directors for any reason, he or she shall receive Dividend Equivalents with respect to the DSUs equal to the number of DSUs times any dividend payments made to stockholders of the Company’s Class A common stock. Such Dividend Equivalents will be reinvested in additional DSUs, based on the Fair Market Value of the Shares as of the date the dividend payment.

3.	Conversion to Shares. The DSUs granted on a quarterly basis, together with additional DSUs accumulated pursuant to paragraph 2, will convert to Shares on a one-for-one basis (i) one year after termination of service on the Board of Directors, or (ii) in up to ten annual installments beginning one year after termination of service on the Board of Directors. Notwithstanding the preceding sentence, all outstanding DSUs will convert to Shares upon the holder’s death.

4.	No Voting Rights. Grantee will not have any voting rights with respect to the DSUs until they are converted to Shares.

5.	Change of Control. Unless the Successor Entity provides otherwise, settlement of DSUs shall not accelerate upon a Change of Control.

6.	Administration. The DSUs and a grantee’s rights thereunder, as set forth in these Terms and Conditions, are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board of Directors may adopt for administration of Nonemployee Director Awards under the Plan. It is expressly understood that the Board of Directors is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of Nonemployee Director Awards under the Plan and these Terms and Conditions, all of which shall be binding upon the grantee.

7.	Limitation of Rights. The DSUs do not entitle the grantee to any rights of a stockholder of the Company, nor do they confer upon the grantee any right to continuation of service on the Board of Directors.

8.	Plan. A copy of the Plan will be furnished upon request.

9.

Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Nonemployee Director Award; provided, however, that no such action shall adversely affect in any material way an Award without the grantee’s written consent.

10.	Applicable Law. The validity, construction, interpretation, and enforceability of these Terms and Conditions shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

11.	Entire Agreement. These Terms and Conditions, the Plan, and the rules and procedures adopted by the Board of Directors in respect of Nonemployee Director Awards contain all of the provisions applicable to the DSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the grantee.